                                                                   EXHIBIT 10.26

                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


                            NON-EXCLUSIVE SUPPLY AGREEMENT

THIS AGREEMENT ENTERED INTO by and between [*] (hereinafter "[*]") with its principal offices located at [*] and SuperGen, Inc.
(hereinafter "SuperGen") with its principal offices located at 2 Annabel Lane, Suite 220, San Ramon, CA 94583, USA.

Whereas [*] has developed a process for the production of Paclitaxel [*] and has sought to implement a process which meets Good Manufacturing Practices (hereinafter "GMP") of the United States Food and Drug Administration;

Whereas SuperGen has consulted with [*] concerning the development plans for production of Paclitaxel and other products, and has sought to assist [*] with certain technical assistance relating to assays and stability testing resources for this project;

Whereas SuperGen has a number of new products in Clinical trials and in other stages of development [*];

Whereas [*] and SuperGen, both are interested in furthering a mutually beneficial relationship particularly in relation to new products of potential interest to both parties for development and marketing [*];

Whereas [*] and SuperGen have made disclosures to one another concerning the future development plans for Paclitaxel and other products under development by SuperGen and both parties favour pursuing discussions in connection with forming particular joint projects [*] for the development and marketing of these products [*];

Whereas [*] wishes to obtain certain advance consideration and guarantees for the future purchase of Paclitaxel; and

Whereas SuperGen desires to secure assured supplies of Paclitaxel from a qualified vendor on a non exclusive basis.

Now Therefore [*] and SuperGen agree as follows:

1.  Definitions

    A.   "ANDA" shall mean Abbreviated New Drug Application.

    B. "DMF" shall mean a drug master file, or its equivalent for the Product filed with a regulatory agency by or on behalf of [*] which is adequate to comply with the applicable requirements and standards of such regulatory agency with respect to the Product.


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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    C.   "FDA" shall mean the United States Food and Drug Administration.

    D. "GMP" shall mean good manufacturing practices as defined by the FDA in 21 Code of Federal Regulations part 211.

    E.   [*]

    F. "Specifications" shall mean the particulars pertaining to composition, -------------- quality and other characteristics for the Product as set forth in Exhibit A hereto as may be amended from time to time by mutual agreement of the parties.

    G.   "USP" shall mean United States Pharmacopoeia.

    H.   "Product" shall mean bulk Paclitaxel.
          -------

    I.   "Dollars" shall mean United States Dollars.
          -------

2. SuperGen shall pay [*] during the GMP development process and FDA inspection period, the sum of $1,000,000 (one million dollars) to be applied as follows:

    A. A payment of Four Hundred Thousand Dollars ($400,000) to be paid within 30 days of the acceptance by both parties of this Agreement.

    B. A payment of Three Hundred Thousand Dollars ($300,000) to be paid within 10 days after the conclusion of accelerated stability studies at a testing facility to be agreed upon by the parties, showing that the Product, produced according to GMP, is stable for the period of time recommended [*] for accelerated stability protocols. In addition
    SuperGen agrees to pay for costs of stability studies on certification batches of Paclitaxel to be performed at a laboratory mutually agreed upon by [*] and SuperGen for such stability studies, and the cost of a method transfer protocol up to a total up to a total of [*] dollars ($[*]) and agrees to pay fifty percent (50%) of such costs exceeding a total of [*] dollars ($[*]) but less than a total of [*]dollars ($[*]) for a maximum additional amount of [*] dollars ($[*]). [*] agrees to supply the Paclitaxel and container closure system for stability studies.

    C. A payment of Three Hundred Thousand Dollars ($300,000) to be paid within 10 days after the FDA has submitted its preapproval inspection report on [*]'s facility [*] and the FDA has indicated that it is satisfied with [*]'s response to any deficiency, if any is cited, observed in this FDA inspection report. [*]agrees to send to SuperGen a copy of the FDA inspectors initial observations and the official Establishment Inspection Report of every FDA inspection of the [*] facility for production of Bulk Paclitaxel.

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


3. SuperGen agrees to purchase a minimum of [*] of Paclitaxel before the end of one year from the date of approval of SuperGen's ANDA for Paclitaxel drug product. After SuperGen has purchased [*] of Paclitaxel the payments pursuant to paragraph 2B and 2C, subject to the provisions of paragraph 7 shall be creditable against orders of Paclitaxel from [*] after commercial production of Paclitaxel approved by the FDA has begun.

4. SuperGen agrees to an initial purchase price of [*] dollars ($[*]) per kilogram of Paclitaxel; however, in the event that SuperGen's average wholesale selling price to its customers of generic Paclitaxel drug product falls below $[*] per 30 mg vial, [*] and SuperGen will implement a lower bulk Paclitaxel purchase price which shall then be effective according to the following schedule:

       Average Wholesale Price
      30 Mg/vial Paclitaxel                              Bulk Drug Cost (Kg)
      ---------------------                           -------------------------

    $[*]/30 mg vial, or higher                        $[*]/Kg

    $[*]/30mg vial, or higher but below $[*]          $[*]/Kg

    $[*]/30 mg vial, or higher but below $[*]         $[*]/Kg

    $[*]/30 mg vial, or higher but below $[*]         $[*]/Kg

    Below $[*]/30 mg vial                             $[*]/Kg

    SuperGen agrees to present in confidence to [*] reasonable evidence from SuperGen's sales records of the immediately previous forty five days of any average wholesale selling price decline of Paclitaxel before any price change becomes effective.

5. SuperGen agrees to issue to [*] an irrevocable Letter of Credit on account of a bank mutually acceptable to SuperGen and [*] in the amount of [*] Dollars ($[*]) at the time of the payment pursuant to paragraph 2A of this Agreement, an additional irrevocable Letter of Credit in the amount of [*] Dollars ($[*]) at the time of payment pursuant to paragraph 2B of this Agreement, and a further additional irrevocable Letter of Credit in the amount of [*] Dollars ($[*]) at the time of the payment pursuant to paragraph 2C, which shall be security for delivery of SuperGen's initial purchase and partial subsequent purchases of Paclitaxel. The irrevocability of the above-mentioned Letters of Credit shall be subject to the provisions of paragraphs 7 and 12 F of this Agreement.

6. [*] shall be free to sell Paclitaxel to any party in any place for any purpose and SuperGen shall be free to purchase Paclitaxel from third parties.

7. If Bristol Myers-Squibb's exclusivity period for Taxol does not expire in December 1997 because of further extension, addition or replacement by another right or period of exclusivity, SuperGen's obligation to purchase Paclitaxel in the agreed period shall be suspended at SuperGen's option,

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    the payments under paragraph 2B and 2C shall be refunded to SuperGen, and all of the Letters of Credit issued under paragraph 5 of this Agreement shall become revocable by SuperGen.

8. [*] agrees to send to SuperGen a complete copy of the Analytical Methods used to characterize the Product, complete Validation Data for the Analytical Methods, and copy of the Environmental Impact Statement for the Product within one month of the signing of this Agreement.

9. None of the Product supplied to SuperGen under this Agreement shall be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended and in effect at the time of shipment (the "ACT"), or within the meaning of any state or municipal laws applicable to pharmaceuticals or the Product and containing terms with substantially similar meanings as the meanings of adulteration or misbranding under the Act; provided however, that this provision shall not apply to, and [*] shall have no responsibility for, misbranding caused directly by SuperGen as a result of labels or package text specified by SuperGen for the Product.

    [*] will provide written notice to SuperGen of any proposed alterations to the Facility or to any Product manufacturing or testing process; provided however, that under no circumstances shall any such alteration be made without SuperGen's prior written consent, or before regulatory approval if required for any such alteration is received in each country in which Product is being sold.

    The parties agree to the following terms concerning shipment, delivery and return of non-conforming Products.

    A. The agreed price per kilogram of Paclitaxel pursuant to paragraph 4 of this Agreement includes [*]'s payment of all shipping, freight forwarding fees, taxes, customs, duties, licenses, permits and other governmental fees and documentation [*] [*]. After delivery, SuperGen shall be responsible for all payments of all taxes, customs, duties, licenses, permits, and any other governmental requirements [*]. [*] and [*] agrees to replace such Product as maybe lost in shipment at this price.

    B. The shipments shall each include a complete certificate of analysis including lot number or numbers and expiration date of not less than eighteen (18) months from the date of arrival [*].

    C. In the event that a monograph for Paclitaxel is approved by the U.S.P., the Product shall meet any specifications of the U.S.P. monograph and all tests used to characterize the Product described by the U.S.P. monograph will be run in conformity with the U.S.P. prescribed tests. In

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    the event that the requirements of the FDA conflict with the U.S.P. monograph for the Product and [*]'s manufacturing and control process of Product described in the DMF, the parties will consult to seek a mutually acceptable solution.

    D. The Product shall be delivered to SuperGen with a completed Materials Safety Data Sheet, a letter authorizing SuperGen and its agents to refer to the DMF filed with the FDA, a Certificate of Analysis describing all current requirements of the Specifications, results of tests performed and a copy of the Batch Release Sheet certifying that the batch(es) of Product supplied has been manufactured, controlled, and released according to the Specifications, valid DMF and all relevant and current GMP requirements at the manufacturing facility.

    E. [*] warrants that the Product is merchantable and fit for the intended purpose of further sterile processing to make parenteral pharmaceutical preparations, that the Product shipped in fulfilment of any order has been made, stored, and shipped in full compliance with Current Good Manufacturing Practices of the U.S. Food And Drug Administration and that the Product conforms to current Specifications. Prior to each shipment of Product, [*] shall perform quality control procedures to verify that all of the Product to be shipped conforms fully with the Specifications.

    F. SuperGen shall have 30 days from the date of delivery of the Product to SuperGen to complete analysis of the Product. If the Product conforms to Product Specifications agreed to by SuperGen and [*] as reflected by the certificate of analysis, SuperGen shall authorize payment under the Letters of Credit. If the Letters of Credit mentioned in paragraph 5 of this Agreement are exhausted, SuperGen agrees, at its sole option, to issue a new sufficient Letter of Credit or will tender a cash deposit in the amount of 50% of the original purchase price at the time when order is placed. The shipment will be delivered upon receipt of (i) the new Letter of Credit or
    (ii) the deposit, and in the event that the shipment is made on deposit the remaining 50% of the purchase price will be due within 30 days of arrival of the shipment [*], provided that the Product conforms to the certificate of analysis. For the analysis SuperGen agrees to use a laboratory that has participated in and satisfactorily completed the method transfer protocol for all methods used in the analysis of the Product.

    G. If the Product fails to conform to the certificate of analysis, SuperGen shall immediately notify the [*] and [*] offices of [*] via facsimile, diligently investigate the failure, determine whether to reassay or to resample and retest, and complete such reassay or retest within six weeks of the date of receiving the Product. If the Product again fails to conform, SuperGen shall immediately notify the [*] and [*] offices of [*], and [*] shall replace the non-conforming Product with conforming Product (the "First Replacement Goods") within 10 working days of such notification. SuperGen shall have 30 days from the date of delivery of the First Replacement Goods to SuperGen to complete analysis of the First Replacement Goods. If the First Replacement Goods fail to conform to the certificate of analysis, SuperGen shall immediately notify the [*] and [*] offices of [*] via facsimile, and [*] shall replace the non-conforming First Replacement Goods with conforming Product (the "Second Replacement Goods") within 10 working days of such notification.

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    SuperGen shall have 30 days from the date of delivery of the Second Replacement Goods to SuperGen to complete analysis of the Second Replacement Goods. If the Second Replacement Goods fail to conform to the certificate of analysis, SuperGen shall immediately notify the [*] and [*] offices of [*] via facsimile. SuperGen and [*] agree to use a laboratory mutually acceptable to the parties which shall have authority to arbitrate the test results and objectively determine the results of the reassay, or resample and retest as the case may be and complete such arbitration within 10 days. If the Product is found to conform to Product Specifications then SuperGen agrees to accept the Product and pay for the arbitration costs incurred. If the Product is found to be non-conforming to Product Specifications, [*] shall pay for the arbitration costs incurred. SuperGen agrees to hold the non-conforming Product for a period of two weeks for [*] to investigate the failure and to return the shipment of non-conforming Product to the [*] office of [*], if [*] decides not to investigate. If
    [*] cannot supply conforming goods in the First Replacement Goods and the Second Replacement Goods shipment, or cannot make an original shipment or replacement shipment, SuperGen shall have the right to obtain bulk Paclitaxel from any other vendor who can supply bulk Paclitaxel meeting the acceptance specification for Paclitaxel, and [*] shall pay the increase in cost, if any, up to Ten Percent (10%) of the agreed original purchase price between [*] and SuperGen and the price for the same amount of bulk Paclitaxel ordered from [*] but obtained from a third party.

    H. SuperGen agrees to initially order [*] of Paclitaxel from [*] upon FDA approval of [*]'s manufacturing facility. At the time of the initial order, SuperGen shall notify [*] of the amount of Paclitaxel it expects to order for the subsequent quarter. No less than thirty days before the subsequent quarter, SuperGen shall confirm the amount. SuperGen shall order Paclitaxel in this manner for all orders after the initial order.

10. Representations and Warranties

    A. [*] [*] represents and warrants that: (I) it has full power to enter into this Agreement and to grant and to assign to SuperGen, Inc. the rights granted and assigned to SuperGen Inc. hereunder. (ii) it has obtained all necessary corporate approvals to enter into and execute the Agreement.
    (iii) it has not entered and will not enter into any Agreements with any third party that are inconsistent with this Agreement; (iv) [*] shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement [*].

    B.   SUPERGEN   SuperGen represents and warrants that (i) it has full power to enter into this agreement; and (ii) it has obtained all necessary corporate approvals to enter into and execute the Agreement (iii) it has not entered and will not enter into any agreements with any third party that are inconsistent with this Agreement; (iv) SuperGen shall fully comply with the requirements of any and all applicable federal, sate, local and foreign laws regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement [*]

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    [*].

11A.SuperGen will indemnify defend and hold harmless [*] its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorney's fees) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death or otherwise resulting from (i) the promotion, distribution, sale, handling, possession or use of the Product by or on behalf of SuperGen following its or their acceptance thereof in accordance with paragraph 9 of this Agreement (ii) the clinical use or testing of SuperGen's pharmaceutical products incorporating Product, (iii) the negligent or intentional wrongful acts or omissions of SuperGen and (iv) any breach by SuperGen of its representations and warranties under paragraph 10 of this agreement, in each case subject to the requirements set forth in paragraph 11 C of this agreement. Notwithstanding the foregoing, SuperGen shall have no obligations under this paragraph for any liabilities, expenses or costs arising out of on relating to claims covered under paragraph 11(B) below.

    B. [*] shall indemnify defend and hold harmless SuperGen its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorneys' fees) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death or otherwise resulting from (i) the negligent or intentionally wrongful acts or omissions of [*]; (ii) the loss of Product for which [*] bears the risk and (iii) any breach by [*] of paragraphs 9 and 10 of this Agreement, in each case subject to the requirements set forth in paragraph 11 C of this Agreement.

    C. Any party seeking indemnification under this Article (the "Indemnitee") shall (i) promptly notify the indemnifying party (the "Indemnitor") of such claim (ii) provide the Indemnitor sole control over the defense and or settlement thereof and (iii) at the Indemnitor's request and expense provide full information and reasonable assistance to Indemnitor with respect to such claims. Without limiting the forgoing with respect to claims brought under paragraphs 11 A and 11 B above, the Indemnitee, at its own expense shall have the right to participate with counsel of its own choosing in the defense and/or settlement of any such claim.

12. General Provisions

    A. ASSIGNMENT. The parties agree that their rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing, either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee has agreed to be bound by the terms and conditions of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and insure to the benefit of the parties hereto, their successors and assigns.

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                               [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    B. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without reference to conflict of laws principles [*].

    C. ARBITRATION. Any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by binding arbitration in San Francisco, California under the Rules of Arbitration [*] by three (3) arbitrators appointed in accordance with said rules. The decision and/or award rendered by the arbitrators shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the parties, unless otherwise determined by the arbitrators. Each party shall bear the cost of its own attorneys' and expert fees [*]. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision.

    D. NOTICES. Any notice or report required or permitted to be given or made under this agreement by either party shall be in writing and delivered to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder by courier or by registered or certified airmail, postage prepaid, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee:

    If to SuperGen, Inc.:         SuperGen, Inc.
                                  2 Annabel Lane, Suite 220
                                  San Ramon, CA 94583
                                  Attn: Dr. Joseph Rubinfeld

    With a copy to:               Wilson, Sonsini, Goodrich & Rosati
                                  650 Page Mill Road
                                  Palo Alto, California 94304-1050
                                  Attn: Paige Maillard, Esq.

    If to [*]:                    [*]

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    With a copy to:               [*]

    With a copy to:               [*]


    E. LIMITATION OF LIABILITY. Neither party shall be liable to the other party or any third party for any special, consequential, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from any claim relating to this agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of same. These limitations shall apply notwithstanding the failure of the essential purpose of any limited remedy, and the parties acknowledge that this paragraph represents a reasonable allocation of risk.

    F. FORCE MAJEURE. Neither party will be liable for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by acts of God, fire, war, embargo, riots, strikes or other similar cause outside the control of such party; however, notwithstanding the forgoing, if during such period, [*] fails for 90 consecutive days to deliver Product ordered by SuperGen, the balance of any Letters of Credit not yet drawn upon shall be revoked, and payment under paragraphs 2 B and 2 C which has not yet been credited against Product already delivered to SuperGen, shall be refunded by [*] to SuperGen.

    G. CONFIDENTIAL TERMS. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except as required by securities or other applicable laws, to prospective investors and to such party's accountants, attorneys and other professional advisors.

    H. HEADINGS. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

    I. NON-WAIVER. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

    J. SEVERABILITY. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties

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                                   [*] REDACTED CONFIDENTIAL TREATMENT REQUESTED


    as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

    K. INDEPENDENT CONTRACTORS. The relationship of SuperGen, Inc. and [*] established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between SuperGen, Inc., and [*]. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied on behalf of the other.

    L. ENTIRE AGREEMENT. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire Agreement between the parties and shall supersede all previous communications, representations, Agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No Agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

    M. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

The forgoing is AGREED and ACCEPTED

For [*]                                          For SuperGen


                                                 /s/ Dr. Joseph Rubinfeld
-------------------------------------            ------------------------------
[*]                                              Dr. Joseph Rubinfeld
President and Chief Executive Officer            President and Chief Executive
                                                 Officer
[*]                                              SuperGen, Inc.


May 7, 1997                                      May 7, 1997
-----------------------------------              ------------------------------
Date                                             Date



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                                      EXHIBIT A

                                    Specification


The Product shall have the following minimum characteristics and limits specified in the certificate of analysis and these limits, unless otherwise agreed to between the parties, shall be SuperGen's acceptance criteria for the
Product:

   1.    Identity:                     [*]
   2.    Appearance:
   3.    Potency by HPLC:              [*]
   4.    Related Substances:           [*]







    5.   Moisture:

Both parties agree to further discuss the viability and necessity of including batch information on the following characteristics of the Product: Specific Rotation, Crystallinity, Residual Solvent, pH, Residue on Ignition, Heavy Metals, Microbiological Counts and Endotoxin. [*] agrees to make its best effort to ensure that any or all of the above characteristics required by FDA will meet with FDA standards. SuperGen agrees to provide [*] with technical assistance in finding the best method development for acquiring information on these characteristics.